Exhibit 10.11

FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (“First Amendment”) is made August 7, 2006 by and between MAUI LAND & PINEAPPLE COMPANY, INC., a Hawaii corporation, whose address is 120 Kane St., Kahului, Hawaii 96732 (“Seller”) and DAVID C. COLE and MARGARET COLE whose address is 35 Kapalua Bay Drive, Lahaina, Hawaii 96761 (“Buyer”).

For good and valuable consideration, the receipt and sufficiency of which is acknowledged, Seller and Buyer hereby amend that certain Purchase and Sale Agreement dated March 14, 2006 (the “Original Agreement”), pertaining to the sale of a portion of Tax Map Key No. (2) 2-3-7:1 (the “Property”) as follows:

I.  Section 1. (Property) is amended to delete reference to access from Lower Kula Highway, so that it now reads as follows:

1.             Property.  Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell to Buyer and Buyer agrees to buy from Seller the real properties identified as the southern portion of Tax Map Key No. (2) 2-3-7:1, consisting of approximately 157.116 acres, more or less, including access to and from Kekaulike Road on the mauka portion of the property, located in Kula, Maui, Hawaii, as shown in Exhibit A, together with one two-inch (2”) County of Maui Department of Water Supply water meter, providing potable water, as well as all of Seller’s interest in any other appurtenant rights, privileges, easements, licenses, permits, or rights of way appurtenant to such real property (“Property”), which water meter is currently located upon the Property.  The Buyer and Seller understand and agree that an accurate survey of the Property has not been completed as of the date of this Contract, and the results of the survey will accurately describe the boundaries of the Property, and acreage of the Property to be transferred to the Buyer.

II.  Section 2. (Purchase Price) is amended to reflect the revised price resulting from the decrease in acreage, so that it now reads as follows:

2.             Purchase Price.  The purchase price (“Purchase Price”) for the Property shall be Four million fifty-seven thousand two hundred seven and no/100 dollars ($4,057,207.00), based upon the sale of 157.116 acres  (therefore, at the rate of $25,823.00 per acre).  The purchase price shall be adjusted, prorata, if the actual acreage transferred to the Buyer is adjusted prior to closing.

III.  Section 4.(a) (Due Diligence Period) is replaced with the following:

a.             Due Diligence Period.  From the date of execution of the Original Agreement until 5:00 p.m. (HST) on the 10th day following the delivery of the survey map showing the Property boundaries as realigned per Section 4.(c)) and waterlines and reservoir easements (the “Due Diligence Period”), Buyer, at Buyer’s expense, may review, survey and investigate (a) the physical and environmental condition of the Property, (b) the character, quality, and general utility of the Property, (c) the zoning, land use, environmental and building requirements and restrictions applicable to the Property, (d) the state of title to the Property, and (e) any and all other documents and matters Buyer feels are necessary to evaluate the Property and determine its acceptability to Buyer (“Due Diligence”).  The Seller shall make available to Buyer, for Buyer’s review and use, copies of all maps, surveys, appraisals, reports or other investigative studies conducted by Seller regarding the Property.  Such information shall include, but not be limited to, future anticipated farming activities upon the Property and adjacent properties owned by the Seller, water supplies, reservoirs and waterlines located on the Property and maintenance and repair of such facilities, existing and future agreements with third parties regarding the use and maintenance of the water supplies and facilities, anticipated easements for access and utilities, available precipitation reports, any existing leases issued to third parties for the use of the Property, and a history of the farming of the Property and occupancy of the residential improvements located thereon.  Seller shall permit Buyer to inspect and, at Buyer’s expense, copy the files provided by Seller pursuant to this section (excluding any confidential or privileged materials).

IV.  In light of the fact that the total acreage of the Property is now approximately 157.116 acres, the future lot allocation shall be reduced by one lot by replacing Section 4.(d) (Allocation of Future Subdivision Rights) with the following:

d.             Allocation of Future Subdivision Rights.  Under the existing Agricultural Zoning Ordinance, Maui County Code Section 19.30A.030.G, Tax Map Key No. (2) 2-3-7:1 has the potential to be subdivided into thirty-six (36) developable lots.  Eight (8) potential agricultural lots are intended to be allocated to the Property as follows:

3 lots of 2-acre minimum size

2 lots of 15-acre minimum size

2 lots of 25-acre minimum size

1 lot of 40-acre minimum size

In the event that the total agricultural subdivision potential is less than 36, and thus the above allocation needs to be adjusted due to unforeseen circumstances, the revised allocation shall be mutually agreed upon by the parties prior to the end of the Due Diligence period.

V.  Section 4.(f) (Waterline and Access Easements) is replaced with the following:

f.              Waterline and Access Easements.  As soon as reasonably possible, Seller shall provide a map to the Buyer which shall identify all existing waterlines, reservoirs and access easements that exist on the Property for the benefit of the Seller, the County of Maui, or any other party, for the Buyer’s review.  Seller shall further provide the Buyer with a summary of all easements affecting the Property, together with copies of such easements, for the Buyer’s review and analysis.  Seller and Buyer agree that Seller shall provide an access easement from Kekaulike Highway onto Grant 1522, and over Grant 2085 to the Property, along the eastern boundaries of said Grants (provided that should the Property be subdivided further in the future, said easement shall benefit no more than 5 lots within the Property).

All other terms, provisions, and conditions of the Original Agreement, not in conflict with those set forth herein shall remain in full force and effect.

MAUI LAND & PINEAPPLE COMPANY, INC.

By	/S/ ROBERT I. WEBBER
	Its	CFO & SVP/Business Development

By	/S/ RANDALL H. ENDO
	Its	Vice President/ Community Development

“Seller”

/S/ DAVID C. COLE
David C. Cole

/S/ MARGARET COLE
Margaret Cole

“Buyer”